EXHIBIT 11

                           Dominion Resources, Inc.
              Computation of Earnings Per Share of Common Stock
                            Assuming Full Dilution
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                                                                                  Years
                                                                   (Million, Except Per Share Amounts)

                                                                 1995              1994              1993
Consolidated net income (1)                                     $425.0            $478.2            $516.6
                                                                ======            ======            ======
Adjustments to average common shares:
 Shares of common stock -average shares
 outstanding                                                     173.8             170.3             165.7

Plus:  Additional shares assuming conversion
       of installments received on Stock Purchase
       Plan for Customers of Virginia Power at
       average market value (2)                                     .5                .6                .6
                                                                ------            ------            ------
Adjusted average common shares                                   174.3             170.9             166.3
                                                                ======            ======            ======
Earnings per share                                               $2.44           $  2.80           $  3.11
                                                                 =====            =======           =======

Notes: (1) See the Consolidated Statements of Income.
       (2) Based on the following date:

                                                                 1995               1994             1993
Installments received on Stock Purchase
 Plan for Customers of Virginia Power at
 year-end                                                       $17.81              $ 22.4           $ 26.8

Average market per common share                                 $38.25              $ 40.13          $ 43.88
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